Exhibit 10.1

AMENDMENT ONE TO EMPLOYMENT AGREEMENT

THIS AMENDMENT ONE (“Amendment One”) made and entered into on March 16, 2023 to the EMPLOYMENT AGREEMENT (the “Agreement”), by and between AVITA Medical Inc., a Delaware corporation (the “Company”) and James Corbett, an individual (“Executive”). The Company and Executive are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Executive entered into an Employment Agreement with an Effective Date of September 28, 2022;

WHEREAS, the Executive shall be employed and serve as President and Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) during the Employment Term;

WHEREAS, modifications to certain provisions in Executive’s Employment Agreement were discussed at the Board of Directors meeting of February 22, 2023;

WHEREAS, the Parties wish to amend the Employment Agreement to reflect the changes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, it is hereby agreed by and between the Parties hereto as follows:

1)	Section 2 Term. The square brackets around the word “third” in the second sentence are hereby deleted.

2)	Section 4.1 Base Salary. The square brackets around the words “Compensation Committee of the Board” are hereby deleted.

3)

Section 4.2 Annual Bonus. The timing of the payout of the Annual Bonus is amended by deleting the words “The Annual Bonus, if any, shall be paid no later than the end of the calendar year in which the fiscal year to which it relates ends promptly after completion of the Company’s audited year-end financial statements for such fiscal year (but in any event by the end of the calendar year in which the fiscal year ends) and at the same time as annual bonuses are paid to the other senior executive officers of the Company.” and replacing that statement with the following: “The Annual Bonus, if any, shall be paid to Executive no later than March 15 for the preceding calendar year of service (each year being regarded as a “Bonus Period”).”

4)

Section 4.3 Equity Incentive. The third sentence relating to the 2020 Omnibus Incentive Plan and fourth sentence relating to the “double trigger” are hereby deleted and replaced with the following: “Such option grants shall be subject to the terms of a grant agreement. In addition, Executive shall be eligible for annual equity grants, with such grants subject to the terms of a grant agreement. For the avoidance of doubt, such grant agreements shall provide that Executive is entitled to immediate acceleration of Executive’s stock options so that 100% of any then unvested stock options shall immediately vest and become exercisable upon a Change in Control.”

5)

Section 4.5 Business Expenses. For clarification purposes, Executive shall be entitled to reimbursement for accommodations in Valencia, California for the 15-20 days per month it is anticipated Executive will be in Valencia. For so long as Executive is engaged in long- distance commuting to Valencia, Executive will not be reimbursed for fuel and meal expenses.

6)

Section 5.5 Termination by the Company without Cause. The reference in subsection (c) to the Severance Period is amended by deleting the “one year period” and replacing to “eighteen months period” with the following amended statement: “Continued payment of Executive’s Base Salary at the time of the Termination Date on the Company’s usual payroll dates for the eighteen months period commending on the Termination Date (the “Severance Period”), except that the first such payment shall not be made until the next administratively practical payroll date after Executive has satisfied the requirement to provide a Release of Claims (as described in Section 5.9) and such Release of Claims has become effective and irrevocable (the “Payment Date”), and such first payment shall be inclusive of all such payments that would have been made prior to the Payment Date but for the requirement to provide an effective and irrevocable Release of Claims; and”

7)	Section 5.6 Termination By Executive with Good Reason. For clarification purposes, Executive shall be entitled to the same payments and benefits as provided in Section 5.5 hereof.

8)	Section 5.8 Termination of Employment in Connecting With a Change in Control is deleted in its entirety.

9)	Section 5.9 Release. The reference to Section 5.8 in the first sentence is deleted.

10)	Appendix A Definitions.

The reference to Section 4.6 in the definition of “Accrued Obligations” be deleted and replaced with Section 4.5.

The definition of “Change in Control” be amended so that “Change in Control” shall mean

a.

the consummation of any consolidation or merger of the Company with any other entity, other than transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such consolidation or merger;

b.

any Exchange Act Person becomes the “beneficial owner” (as defined in Rule 13d-3of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (b) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

c.

the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company; or

d.

change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (d), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of an Entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

The definition of “Disability” be amended so that “Disability” shall mean unless the applicable grant agreement provides otherwise, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Board of Directors.

Except as set forth herein, all other terms and conditions of the original Agreement shall be unaffected and remain unchanged and in full force and effect. If there is a conflict between this Amendment One and the Agreement, the terms of this Amendment One will prevail.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date noted below.

“COMPANY”
AVITA Medical, Inc.

By:	/s/ Louis Panaccio	Date:	03/17/2023
Name: Louis Panaccio
Title: Chairman of the Board

“EXECUTIVE”
James Corbett

By:	/s/ James Corbett	Date:	03/16/2023
James Corbett